EXECUTION COPY

                        AGREEMENT AMONG INITIAL INVESTORS

          THIS AGREEMENT AMONG INITIAL INVESTORS, dated as of July 23, 2007, (this "Agreement") is made by and among (i) A-D Acquisition Holdings, LLC, a limited liability company formed under the laws of the State of Delaware ("ADAH"), (ii) Harbinger Del-Auto Investment Company, Ltd., an exempted company incorporated in the Cayman Islands ("Del-Auto"), (iii) UBS Securities LLC, a limited liability company formed under the laws of the State of Delaware ("UBS") and (iv) Merrill Lynch, Pierce, Fenner & Smith Incorporated, a corporation formed under the laws of Delaware ("Merrill"). Each of ADAH, Del-Auto, UBS and Merrill are sometimes referred to herein individually as an "Initial Investor" and collectively as the "Initial Investors."

          1. General. Reference is made to the Additional Investor Agreement, dated the date hereof, by and among the Initial Investors and the investors listed on the signatures pages thereto (as amended, supplemented or otherwise modified, the "AIA"). Capitalized terms used herein that are not defined herein shall have the meanings assigned to them in the AIA. The Initial Investors are, directly or indirectly, subject to certain joint and several liabilities in connection with the AIA (the "Obligations").

          2. Allocations. (a) To the extent the Initial Investors are required to allocate (i) Purchased Shares to an Additional Investor and/or (ii) a portion of any Standby Fee or Breakup Fee to an Additional Investor pursuant to the AIA, each Initial Investor hereby agrees to allocate and cause the delivery or payment, as applicable, to such Additional Investor its Pro Rata Portion of such Purchased Shares and/or Standby Fee or Breakup Fee, as applicable. "Pro Rata Portion" with respect to any Initial Investor means the percentage represented by the maximum number of Purchased Shares to be sold by such Initial Investor (the "Maximum Shares") as set forth next to such Initial Investor's name on Exhibit A attached hereto of the total maximum number of Purchased Shares to be sold by all Initial Investors pursuant to the AIA.

          (b) Notwithstanding the provisions of Section 2(a) or any other provision in this Agreement to the contrary, if Del-Auto, Merrill or UBS validly exercises a Limited Termination under the EPCA as to itself (the "Terminating Investor"): (i) the Terminating Investor shall have no obligations or liabilities under Section 2(a) regarding Purchased Shares and/or any Standby Fee or Breakup Fee to be allocated or delivered after the date of such Limited Termination; (ii) any such Terminating Investor shall remain obligated and liable under this Agreement with respect to Section 3 (as set forth therein) and any Standby Fee or Breakup Fee earned by such Terminating Investor prior to the date of such Limited Termination; (iii) the Pro Rata Portion applicable to each Initial Investor (other than the Terminating Investor) after such Limited Termination shall be adjusted to reflect any reallocation of the Maximum Shares of the Terminating Investor to any other non-terminating Initial Investor in accordance with the EPCA (including Section 2(b)) or as otherwise agreed among the non-terminating Initial Investors, and the Pro Rata Portion applicable to the Terminating Investor after such Limited Termination shall be reduced to 0%; and (iv) the respective percentages of the Initial Investors set forth on
Schedule 2 of the EPCA shall be modified to reflect the modified number of Investor Shares to be purchased by the non-terminating Initial Investors subsequent to such Limited Termination.

          3. Contribution. (a) If, at any time, any Initial Investor gives notice (a "Contribution Notice") to the other Initial Investors of a Payment (which notice shall include either (x) a written notice or invoice from an Additional Investor requesting a Payment or (y) a certificate from the Initial Investor who has made all or any portion of a Payment stating that it has made such Payment), then each Initial Investor (i) shall be responsible for, and shall pay, such Initial Investor's Pro Rata Portion of such Payment to the Additional Investor, and (ii) shall, without duplication, reimburse the other Initial Investors (as required based on the amount of such Payment made by each such other Initial Investor), in each case, in an amount equal to such Initial Investor's Pro Rata Portion of such Payment. For the avoidance of doubt, the intent of this Section 3 is to apportion the cumulative, aggregate amounts required to be paid by, and actually paid by, any Initial Investor and all of the Initial Investors (directly or indirectly) as or in respect of Payments on a several basis among all Initial Investors in accordance with their respective Pro Rata Portions.

          Without limiting the provisions of the preceding paragraph, the other provisions of this Agreement or the rights and remedies of any Initial Investor with respect thereto, if any Initial Investor fails to pay or reimburse all or any portion of such Initial Investor's Pro Rata Portion of any Payment (any such amount, a "Shortfall"), each non-defaulting Initial Investor, in addition to its respective obligations set forth above, (A) shall be responsible for, and shall pay to the Additional Investor or, as the case may be, such other person or entity referred to in the first sentence of this Section 3(a), its proportional share of the Shortfall based on its Pro Rata Portion, but excluding the Pro Rata Portion of the defaulting Initial Investor (the "Adjusted Pro Rata Portion"), and (B) shall, without duplication, reimburse any non-defaulting Initial Investor (as required based on the amount of the respective payments made by such non-defaulting Initial Investors with respect to such Shortfall), in each case, in an amount equal to the non-defaulting Initial Investor's Adjusted Pro Rata Portion of such Shortfall; provided, that nothing contained in this sentence shall relieve or release a defaulting Initial Investor from any of its obligations and liabilities under this Agreement, including, without limitation, the obligation to reimburse the non-defaulting Initial Investors for any payment or reimbursement made by the non-defaulting Initial Investors with respect to any Shortfall.

          (b) For purposes of this Agreement: (x) "Payment" or "Payments" means any amount required to be paid or paid, or shares required to be delivered or delivered, directly or indirectly to an Additional Investor by any Initial Investor in respect of the Obligations (including any liabilities, penalties, losses, damages, deficiencies and judgments required to be paid in respect thereto including out-of-pocket costs in defending any claim by an Additional Investor) or any Shortfall.

          (c) Notwithstanding the foregoing provisions of this Section 3 or any other provision in this Agreement to the contrary, a Terminating Investor shall have no obligations or liabilities under this Agreement with respect to Payments pursuant to Section 3 of this Agreement to the extent arising out of any facts or circumstances occurring entirely after the date of such Limited Termination by the Terminating Investor; provided, that any such Terminating Investor shall remain obligated and liable under this Agreement with respect to Payments to the extent arising out of any facts or circumstances occurring on or prior to the date of such termination by the Terminating Investor.

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

          4. Obligations Unconditional; No Prohibition on Rights and Remedies for Breach of AIA. Nothing contained in this Agreement shall preclude or prohibit any Initial Investor from taking any actions and otherwise exercising any rights or remedies, at law or in equity, against any other Initial Investor with respect to such other Initial Investor's breach of the AIA or any other documents or agreements entered into in connection therewith. Each of the Initial Investors acknowledges, and agrees to, the immediately preceding sentence.

          5. Reinstatement. The payment and reimbursement obligations of each Initial Investor under this Agreement shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of such Initial Investor in respect of any obligation hereunder is rescinded or must be otherwise restored by the person or entity receiving such payment, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

          6. Representations and Warranties. Each Initial Investor, severally but not jointly, represents and warrants to the other Initial Investors as to itself as follows:

          (a) Such Initial Investor has full power, authority and legal right to execute, deliver, perform and observe the provisions of this Agreement, including, without limitation, the payment of all moneys and delivery of shares hereunder.

          (b) The execution, delivery and performance by such Initial Investor of this Agreement has been duly authorized by all necessary action under its constituent documents.

          (c) This Agreement constitutes the legal, valid and binding obligation of such Initial Investor, enforceable in accordance with its terms, subject as to enforceability to bankruptcy, insolvency and other similar laws affecting creditors' rights generally and general equity principles.

          (d) No authorization, approval, consent or permission (governmental or otherwise) of any court, agency, commission or other authority or entity is required for the due execution, delivery, performance or observance by such Initial Investor of this Agreement or for the payment of any sums or delivery of shares hereunder.

          (e) Neither the execution and delivery of this Agreement by such Initial Investor, nor the consummation of the transactions herein contemplated, nor compliance with the terms and provisions hereof, conflicts or will conflict with or result in a breach of any of the terms, conditions or provisions of the constituent documents of such Initial Investor, or of any law, order, writ, injunction or decree of any court or governmental authority, or of any agreement or instrument to which such Initial Investor is a party or by which it is bound, or constitutes or will constitute a default thereunder.

          (f) Such Initial Investor and its advisors and representatives have not, in connection with the sale of the Purchased Shares provided to any Additional Investors or their advisors or representatives any written information regarding the Company or its subsidiaries prepared by such Initial Investor for the purpose of offering or selling the Purchased Shares other than information that is generally available to the public.

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

          7. Notices. All notices, consents, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) in accordance with
Section 13 of the EPCA (it being understood that notice given or made to an Affiliate of an Initial Investor if such Affiliate is a party to the EPCA shall be deemed to be a notice given or made to such Initial Investor).

          8. Taxes. To the fullest extent permitted by law, all payments to be made among the Initial Investors pursuant to this Agreement shall be made without any withholding on account of taxes, levies, duties or any other deduction whatsoever. If an Initial Investor is required by law to withhold or deduct any sum from payments to another Initial Investor required under this Agreement, such Initial Investor making payment shall, to the extent permitted by applicable law, increase the amount paid by it so that, after all withholdings and deductions, the amount received by the applicable receiving Initial Investor shall equal the amount such receiving Initial Investor would have received without any such deduction.

          9. Governing Law; Consent to Jurisdiction. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to the conflict of laws principles thereof). In addition, each party (i) irrevocably and unconditionally consents and submits to the personal jurisdiction of the state and federal courts located in the State of New York, New York County solely for the purposes of any suit, action or other proceeding between any of the parties hereto arising out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iii) waives any claim of improper venue or any claim that the state or federal courts located in the State of New York, New York County are an inconvenient forum for any action, suit or proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby, (iv) agrees that it will not bring any action relating to this Agreement in any court other than the state or federal courts of the State of New York, New York County and (v) to the fullest extent permitted by law, consents to service being made through the notice procedures set forth in Section 7.

          10. WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          11. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          12. No Waiver; Cumulative Remedies. No party hereto shall by any act (except by a written instrument pursuant to Section 13) of delay, indulgence, omission or

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

otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that would otherwise be available on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

          13. Amendments and Waivers. None of the terms or provisions of this Agreement may be waived, amended or supplemented or otherwise modified except by a written instrument executed by each party hereto.

          14. Assignment; Successors and Assigns; No Third-Party Rights. No party may assign its rights nor delegate its obligations under this Agreement, in whole or in part, without the prior written consent of each other party hereto. Any purported assignment or delegation made without the prior written consent of each other party hereto shall be null and void. This Agreement shall bind the successors and permitted assigns of the parties hereto and shall inure to the benefit of each party and such successors and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns and no other person or entity.

          15. Counterparts. This Agreement may be executed in any number of separate counterparts, including by facsimile, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

          16. No Recourse. Notwithstanding anything to the contrary herein, each Initial Investor acknowledges and agrees that (i) no person or entity other than an Initial Investor shall have any obligation under this Agreement, (ii) no recourse under this Agreement shall be had against any past, current or future officer, director, agent, employee, affiliate or advisor of any Initial Investor, or any past, current or future director, officer, agent, employee, advisor, general or limited partner, member, stockholder, affiliate, assignee or successor of any of the foregoing (collectively, the "Relevant Persons"), as such, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any law or otherwise and (iii) no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Relevant Person, as such, for any obligation of the applicable Initial Investor under this Agreement or for any claim relating to, based on, or in respect of or by reason of such obligation.

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

          IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement on the date first above written.


                                              A-D ACQUISITION HOLDINGS, LLC


                                              By: /s/ James E. Bolin
                                                 ------------------------------
                                              Name:
                                              Title:


                                              HARBINGER DEL-AUTO INVESTMENT
                                              COMPANY, LTD.


                                              By: /s/ Charles D. Miller
                                                 ------------------------------
                                              Name:   Charles D. Miller
                                              Title:  Vice President


                                              UBS SECURITIES LLC


                                              By: /s/ Steven D. Smith
                                                 ------------------------------
                                              Name:   Steven D. Smith
                                              Title:  Joint Global Head
                                                       Leveraged Finance
                                                       Americas Head Financial
                                                       Sponsors


                                              By: /s/ Andrew Kramer
                                                 ------------------------------
                                              Name:   Andrew Kramer
                                              Title:  Managing Director

                                              MERRILL LYNCH, PIERCE, FENNER
                                              & SMITH INCORPORATED


                                              By: /s/ Graham C. Goldsmith
                                                 ------------------------------
                                              Name:   Graham C. Goldsmith
                                              Title:  Managing Director


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